GLENCREST INVESTMENT ADVISORS, INC. TO ADVISE CALIFORNIA STEEL ON ITS $90 MILLION RETIREMENT FUND

CLAREMONT, Calif., Jan. 20, 2005- Glencrest Investment Advisors, Inc. announced today that it has been selected by California Steel Industries, Inc. as an investment advisor to its $90 million 401(k) plan.

"Our priority is to assist our employees in planning for a successful retirement," said Ricardo Bernardes, California Steel's chief financial officer. "Glencrest provides a high level of analysis and investment advice that will enhance the performance of our plan." Glencrest will provide California Steel with a wide range of investment services including analyses of current investment options, quarterly market overviews, portfolio summaries and a detailed examination of funds.

"We are pleased that California Steel and other companies have realized the value in hiring registered investment advisors like us, to oversee and monitor their plans to effectively discharge their fiduciary responsibility," said Shawn Ecklund, a managing director with Glencrest, which currently manages and advises accounts totaling $335 million.

"Working with California Steel reinforces Glencrest's expertise in providing investment advice to companies with 401(k) plans," said Tom Steffanci, senior managing director and chief investment officer of Glencrest.

Glencrest's 401(k) investment advice and fiduciary services have grown rapidly over the last two years and have become an important contributor to the growth of the firm.

About California Steel Industries, Inc.

Based in Fontana, Calif., California Steel Industries, Inc. is the leading producer of flat-rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, and offers a broad range of products, including hot rolled, cold rolled and galvanized sheet, and electrical resistance welded (ERW) pipe. The company employs approximately 1,000 people.

About Glencrest Investment Advisors, Inc.

Based in Claremont, Calif., Glencrest is a wholly-owned subsidiary of PFF Bancorp, Inc. (NYSE: PFB), a $3.6 billion financial institution. With offices in Claremont, Irvine and Palm Desert, Glencrest Investment Advisors, Inc. specializes in wealth management. The firm also offers advanced financial planning and comprehensive asset management assistance to clients throughout the Southern California area. For more information, visit Glencrest online at www.gleninvest.com.

Contact Kimberli Munkres at (909) 625-2225, ext. 26.